EXHIBIT 10.78

J. ARON & COMPANY

May 29, 2008

TekOil and Gas Gulf Coast, LLC.	Via Telecopy and Certified Mail No. 7160 3901 9842 7747 6564
25050 I-45 North, Suite 525	Return Receipt Requested
The Woodlands, Texas 77380
Attn: Mr. Mark Western

TekOil & Gas Corporation	Via Telecopy and Certified Mail No. 7160 3901 9842 8489 8816
25050 I-45 North, Suite 525	Return Receipt Requested
The Woodlands, Texas 77380
Attn: Mr. Mark Western

Mr. Mark Western	Via Telecopy and Certified Mail No. 7160 3901 9842 8489 8823
5036 Dr. Phillips Blvd, #232	Return Receipt Requested
Orlando, Florida 32819

Re:	Notice of Acceleration and Demand
Credit and Guaranty Agreement dated as of May 11, 2007

Gentlemen:

This notice is being provided to you under that certain Credit and Guaranty Agreement dated as of May 11, 2007 (as amended, the “Credit Agreement”), executed by TekOil and Gas Gulf Coast, LLC, a Delaware limited company (“Borrower”), TekOil & Gas Corporation, a Delaware corporation (“Parent”), the lenders party to the Credit Agreement (“Lenders”), J. Aron & Company, as Lead Arranger and as Syndication Agent (in such capacities, “Syndication Agent”), and J. Aron & Company, as Administrative Agent for such Lenders (“Administrative Agent”) and Limited Guaranty dated October 24, 2007, (the “Limited Guaranty”) executed by Mark S. Western (“Western”) in favor of Administrative Agent for the benefit of the Lenders. Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Credit Agreement.

Borrower’s, Parent’s and Western’s Obligations to Beneficiaries are evidenced by the Credit Agreement, the Limited Guaranty, the Note, the ORRI Conveyance, the Hedging Contracts, and the other Transaction Documents (the “Obligations”).

Written notice dated May 1, 2008 (the “May 1, 2008 Default Notice”), was served on Borrower notifying Borrower that certain Events of Default exist under the Credit Agreement. In addition to the Events of Default enumerated in the May 1, 2008 Default Notice (and prior notices referenced therein), additional Events of Default have occurred and are continuing under the Credit Agreement as a result of (a) Borrower diverting from the Collateral Account to undisclosed accounts established by Borrower gross cash revenues and receipts payable to Borrower from any source or activity in contravention of Section 2.19 of the Credit Agreement, and (b) Borrower’s conversion of Royalty Owner’s ORRI payment due under the ORRI Conveyance. As of the date hereof, Borrower has failed to cure or remedy such Events of Default. The Events of Default enumerated herein and under the May 1, 2008 Default Notice (and prior notices referenced therein) are not intended to be exhaustive of all Defaults and/or Events of Default which may exist under the Credit Agreement and Administrative Agent is not precluded from providing supplemental notices of default from time to time hereafter. Based upon the foregoing, you are hereby informed that (A) the Commitments are terminated, (B) all Obligations, including the unpaid principal amount of and accrued interest on the Loans and any premium provided for herein, shall accrue interest until paid in full at the Post Default Rate, (C) all Obligations (other than obligations arising under the Hedging Contracts), including without limitation, the unpaid principal amount of and accrued interest on the Loans, the ORRI payments, and all other fees and expenses due under the Transaction Documents are immediately due and payable, (D) Administrative Agent has been instructed by Lenders to enforce any and all Liens and security interests created pursuant to the Security Documents, and (E) Administrative Agent shall enforce its other rights and remedies under the Transaction Documents and applicable Law.

Demand is hereby made upon Borrower, Parent and Western for payment in full of the entire amount of the Obligations in immediately available funds. Please contact the undersigned for the exact amount due and owing.

This is not a notice of an early termination under the Hedging Contracts. J. Aron & Company, in its capacity as counterparty under the Hedging Contracts will send you a separate communication related to its rights under the Hedging Contracts. Nothing in this notice shall be deemed to constitute a waiver of any rights J. Aron & Company, in its capacity as counterparty under the Hedging Contracts, may have with respect to Borrower under or in connection with the Hedging Contracts. J. Aron & Company, in its capacity as counterparty under the Hedging Contracts hereby reserves the right to exercise from time to time any rights, powers or privileges and/or remedies to which it is entitled under the Hedging Contracts or under any other agreement between J. Aron & Company and/or its affiliates and the Borrower and/or its affiliates or otherwise.

If any party who receives this letter is a debtor in a bankruptcy proceeding subject to the provisions of the United States Bankruptcy Code (Title 11 of the United States Code, the “Code”), then this letter is merely intended to be written notice that formal demand has been made in compliance with the Transaction Documents and applicable law. In such event, this letter is neither an act to collect, assess, or recover a claim against such party, nor is this letter intended to violate any provisions of the Code. All claims that Administrative Agent and each Lender assert against such party will be properly asserted in compliance with the Code and such party’s respective bankruptcy proceedings.

Under no circumstances or contingencies shall the interest accrued, charged, or collected under, or in connection with, the Credit Agreement and the other Transaction Documents exceed the maximum amount of interest permitted by applicable law. In addition, all of Administrative Agent’s and each Lenders’ claims, demands, and accruals regarding the Obligations, whenever made, whether for principal, interest, or otherwise, are intended to comply in all respects, both independently and collectively, with all applicable usury laws and are accordingly limited so that applicable usury laws are not violated.

Nothing contained in this letter is intended to waive any Default or Event of Default, or waive any rights, remedies, or recourses available to Administrative Agent or any Lender, nor be an election of remedies resulting from any default with respect to the Credit Agreement and the other Transaction Documents. This Notice is delivered to Borrower, Parent and Western on behalf of the Administrative Agent and the Lenders and is not intended and shall not be construed to be delivered for the benefit of any third party.

This matter requires your immediate attention. If you have any questions regarding the foregoing, then please contact the undersigned.

Sincerely,

J. ARON & COMPANY,
as Lead Arranger, Syndication Agent,
Administrative Agent, Lender Counterparty and a Lender

By:	/s/ Susan Rudov
Authorized Signatory

cc:	Baker & Hostettler LLP
SunTrust Center
200 S. Orange Ave, Suite 2300
Orlando, FL 32802
Attention: Ken Wright
Telecopier: 407 841-0168

Neligan Foley LLP
325 North St. Paul, Suite 3600
Dallas, Texas 75201
Attention: Nick Foley
Telecopier: 214 840 5301